Exhibit 99.1

Message to Employees

Date: November 1, 2023

From: Gary Steele

To: All Splunkers

Subject: Transforming for Splunk’s Future

Splunkers,

I’m writing to share an important organizational update on the next step in our journey to transform how we operate to deliver even more customer value.

Today, we are making the difficult decision to reduce our global workforce by approximately 7%. As we work to finish FY24 and look ahead, we are taking this proactive and strategic step that further aligns our workforce to better enable Splunkers to meet the needs of our customers and partners, while remaining sustainable and cost effective. The changes we are announcing are not a result of our agreement with Cisco; they are the continuation of the important initiatives we’ve undertaken across Splunk for more than a year to align our resources and operating structure to deliver ongoing and incremental value for our customers.

We’ve made significant progress since the beginning of FY23, delivering on our strategy to help organizations worldwide become more resilient, while also improving our operating model to drive long-term durable growth together with increasing profitability. That said, the overall market has retracted and we expect the macro environment will continue to be unpredictable for the foreseeable future. As we look ahead, it is important that we continue to evolve our organizational design to empower Splunkers worldwide to deliver results efficiently and more sustainably, all the while improving our ability to navigate ongoing market uncertainty.

The changes we are implementing today, unfortunately, impact fellow Splunkers globally. Throughout today, Splunkers based in the U.S. and Americas whose roles are impacted or potentially impacted by these changes will be notified. In other countries, local employment practices may require consultation or other processes with impacted or potentially impacted employees which may take longer.

We will support those who leave Splunk by offering a severance package, healthcare coverage and job placement resources to assist them through this transition. Within the next 24 hours, each ELT member will communicate with their organization to summarize any changes to their teams.

I encourage everyone to join our dedicated Town Hall tomorrow, November 2 from 8:15am - 9:00am PT, during which we’ll discuss these announcements. A replay will be made available for a limited time for Splunkers who are unable to join the live session. We have also set up a Pwny Portal page to share information about today’s changes.

I understand and appreciate that this news is difficult to receive. For Splunkers whose roles are impacted, I want to share my deep appreciation for the hard work and passion you have shown for Splunk and our customers. In the days ahead, let’s each continue to channel the empathy, kindness and camaraderie that have helped make Splunk and its people so special.

As CEO, one of my commitments to all of you is to be as open and transparent as I can about what we’re doing and why. While difficult because of the impacts on our friends and colleagues, today’s changes are an important step in our journey. As we transform in the months and years to come, we will continue to build on everything that has made Splunk an industry leader, a trusted strategic partner and a great place to work with a unique and valued culture.

Thank you for your focus, understanding and collaboration as we work through today’s changes and keep moving forward together.

Gary

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